EXHIBIT 99.1

FOR IMMEDIATE RELEASE	MAY 12, 2003

Media Contact: Kevin Brett 408-433-7150 kbrett@lsil.com	Investor Contact: Diana Matley 408-433-4365 diana@lsil.com

CC03-65

LSI LOGIC CORPORATION PRICES $350 MILLION CONVERTIBLE
SUBORDINATED NOTES OFFERING AND CALL SPREAD OPTIONS

MILPITAS, CA. — LSI Logic Corporation (NYSE: LSI) announced today the pricing of its offering of $350 million of convertible subordinated notes due in 2010 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

The notes will bear interest at a rate of 4 percent per annum. They will be convertible into the company’s common stock at a conversion price of $13.42 per share and will be subordinated to all present and future senior debt of the company. The company has also granted the initial purchaser of the notes an option to purchase up to an additional $52.5 million principal amount of the notes. The sale of the notes is expected to close on May 16, 2003.

At the initial conversion price, each $1,000 principal amount of notes will be convertible into approximately 75 shares of the company’s common stock. The initial conversion price represents a 135 percent premium over the last reported sale price of the company’s common stock on May 12, 2003, which was $5.71 per share.

The company expects to use the net proceeds of the offering for general corporate purposes, including the possible repayment, repurchase or refunding of its outstanding obligations, including its convertible notes. The company also intends to use approximately $28 million of the net proceeds of the offering to enter into call spread options on its common stock to limit exposure to potential dilution from conversion of the notes.

In connection with the call spread options, an affiliate of the initial purchaser is expected to take positions in our common stock in secondary market transactions and/or will enter into various derivative transactions on the notes. Such affiliate of the initial purchaser is likely to modify its hedge positions from time to time prior to conversion or maturity of the notes by purchasing and selling shares of the company’s common stock, other securities of the company or other instruments it may wish to use in connection with such hedging.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

LSI Logic Corporation (NYSE: LSI) is a leading designer and manufacturer of communications, consumer and storage semiconductors for applications that access, interconnect and store data, voice and video. In addition, the company supplies storage network solutions for the enterprise. LSI Logic is headquartered at 1621 Barber Lane, Milpitas, CA 95035. http://www.lsilogic.com.

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Editor’s Notes:

1.	All LSI Logic news releases (financial, acquisitions, manufacturing, products, technology etc.) are issued exclusively by PR Newswire and are immediately thereafter posted on the company’s external website, http://www.lsilogic.com.

2.	LSI Logic and the LSI Logic logo design are registered trademarks of LSI Logic Corporation.

3.	All other brand or product names may be trademarks or registered trademarks of their respective companies.